Exhibit 7.06

Benefitfocus, Inc.

Lock-Up Agreement

August 4	, 2015

Goldman, Sachs & Co.

Deutsche Bank Securities Inc.

As Representatives of the

several underwriters

c/o Goldman, Sachs & Co.

200 West Street

New York, New York 10282-2198

Re: Benefitfocus, Inc. - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule II to such agreement (collectively, the “Underwriters”), with Benefitfocus, Inc., a Delaware corporation (the “Company”), providing for a public offering of shares (the “Shares”) of the common stock of the Company, par value $0.001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the “SEC”) (such public offering, the “Offering”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the "Undersigned's Shares"). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 60 days after the public offering date set forth on the final prospectus used to sell the Shares (the “Public Offering Date”) pursuant to the Underwriting Agreement. If the undersigned has rights to require the Company to register the Undersigned’s Shares, it hereby waives them during the Lock-Up Period.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (a) to the Company if the Company exercises its right to repurchase, at any time after the termination of employment or consulting relationship by an employee or consultant for any reason, any Shares purchased pursuant to the exercise of options, or (b) with the prior written consent of the Representatives on behalf of the Underwriters. Additionally, the undersigned may transfer the Undersigned’s Shares without the prior written consent of the Representatives (i) as a bona fide gift or gifts; (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to its grantor or beneficiaries pursuant to its terms; (iii) as a distribution to limited partners, members or stockholders of the undersigned; (iv) to another corporation, partnership or other business entity that controls, is controlled by or is under common control with, the undersigned; (v) to the Company pursuant to the exercise of stock options for Shares that have been granted by the Company prior to, and are outstanding as of the date of the Underwriting Agreement under employee benefit plans on the terms of such plans as described in the final prospectus relating to the Offering, where the Shares received upon any such exercise are held by the undersigned, individually or as fiduciary, in accordance with the terms of this Lock-Up Agreement, in each case on a “cashless” or “net exercise” basis (which, for the avoidance of doubt shall not include “cashless” exercise programs involving a broker or other third party); or (vi) to the Company to satisfy withholding taxes for any equity award granted prior to the date of the Underwriting Agreement, such as upon exercise, vesting, lapse of substantial risk of forfeiture, or other similar taxable event, in each case on a “cashless” or “net exercise” basis (which, for the avoidance of doubt shall not include “cashless” exercise programs involving a broker or other third party); provided that the donee, trustee, distributee, or transferee thereof, as applicable, agrees to be bound in writing by the restrictions set forth herein, and provided further that any such donation, distribution or transfer shall not involve a disposition for value. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Furthermore, the undersigned may (i) sell Shares purchased by the undersigned on the open market following the offering if and only if (a) such sales are not required to be reported in any public report or filing with the SEC and (b) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales; (ii) establish a trading plan that complies with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, relating to the sale of securities by the Company, provided that the securities subject to such plan may not be sold until after the expiration of the Lock-Up Period and provided further that the establishment of such plan will not result in any public filing or other public announcement of such plan by the undersigned or the Company during the Lock-Up Period; and (iii) exercise an option to purchase shares of Common Stock granted under any stock incentive plan of the Company described in the final prospectus used to sell the Shares.

This Lock-Up Agreement shall not apply to any Shares sold by the undersigned to the Underwriters in the Offering. The undersigned understands that if (i) the Underwriting Agreement does not become effective on or before September 30, 2015 (ii) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, (iii) the Company advises the Representatives or the Representatives advise the Company in writing prior to the execution of the Underwriting Agreement, that it has (or they have) determined to abandon or withdraw or not to proceed with the Offering or (iv) the registration statement for the Offering is withdrawn from the SEC, then this Lock-Up Agreement will terminate and the undersigned will be released from all obligations under this Lock-Up Agreement notwithstanding anything to the contrary contained in this Lock-Up Agreement.

In the event that during the Lock-Up Period the Representatives waive any prohibition on the transfer of more than 100,000 shares of the Common Stock held by any person or entity that (i) is an institutional investor or member of the Company’s board of directors subject to such prohibition and (ii) beneficially owns 5% or more of the outstanding shares of Common Stock, the Representatives shall be deemed to have also waived the prohibitions set forth in this Agreement that would otherwise have applied to the undersigned with respect to the same percentage of the undersigned’s shares of Common Stock. Any other consent, release or waiver under this Lock-Up Agreement shall require the prior written consent of both Representatives.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

Notwithstanding anything herein to the contrary, Goldman, Sachs & Co. and its affiliates, other than the undersigned, may engage in underwriting, brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, hedging, arbitrage, principal investing and other similar activities conducted in the ordinary course of their affiliates’ business.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

[Signature Page Follows]

Very truly yours,

GS CAPITAL PARTNERS VI FUND, L.P.

By:	GSCP VI Advisors, L.L.C. its General Partner

By:	/s/Joseph P. DiSabato
Name: Joseph P. DiSabato
Title: Vice President

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

By:	GSCP VI Offshore Advisors, L.L.C. its General Partner

By:	/s/Joseph P. DiSabato
Name: Joseph P. DiSabato
Title: Vice President

GS CAPITAL PARTNERS VI GmbH & CO. KG

By:	GS Advisors VI, L.L.C. its Managing Limited Partner

By:	/s/Joseph P. DiSabato
Name: Joseph P. DiSabato
Title: Vice President

GS CAPITAL PARTNERS VI PARALLEL, L.P.

By:	GS Advisors VI, L.L.C. its General Partner

By:	/s/Joseph P. DiSabato
Name: Joseph P. DiSabato
Title: Vice President